Filed Pursuant to Rule 433

Registration No. 333-126811

iPATH EXCHANGE TRADED NOTES

INSTITUTIONAL BROKER/DEALER CONTACTS

For institutional trading inquiries, please contact the trading desks listed below.

BANK OF AMERICA	DEUTSCHE BANK	MERRILL LYNCH
Raj Malhotra	Natalie Horton	Jonathan Siegel
212 583 8050	Andrew Ruckh	212 449 1078
212 250 2710

BEAR STEARNS	GOLDMAN SACHS	MORGAN STANLEY
W. James Chen	Mike Crinieri	Bill Ahmuty
John Cioffi	Cory Laing	212 761 5369
212 272 8982	212 357 7445

CITIGROUP	JP MORGAN	UBS
Drew Corbett	John Lacalle	Ken Marshner
212 723 7876	212 622 2914	203 719 1355

CSFB	LEHMAN BROTHERS	WACHOVIA
Josh Lukeman	Jared Dillian	John Bishop
212 325 1478	BJ Prager	Josh Penner
	212 526 0191	212 891 5089

For more iPath ETN information, please contact the iPath Institutional Team:

Mike Lieder*, Brendan Ahern* or Katie Waltemyer* at 800 743 9285.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering.

iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. The return on the Securities is linked to the performance of a market index. The index components for iPath ETNs linked to commodities indexes are concentrated in the commodities sector. Your investment may therefore carry risks similar to a concentrated investment in a limited number of industries or sectors. Investing in the Securities is not equivalent to investing directly in index components or the relevant index itself.

*	Associates of Barclays Global Investors Services. Barclays Global Investors Services, a subsidiary of Barclays Global Investors, N.A., assists in the promotion of iPath Exchange Traded Notes. Barclays Global Investors, N.A., and Barclays Capital Inc., are affiliates of Barclays Bank PLC. Neither Barclays Bank PLC nor its affiliates are affiliated with the companies listed above.

The market value of the Securities may be influenced by many unpredictable factors, including, with respect to the iPath ETNs linked to commodities indexes, volatile commodities prices. Risks include limited portfolio diversification, uncertain principal repayment, and illiquidity. Also, the investor fee will reduce the amount of your return at maturity or on redemption, and as a result, you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the value of the relevant index has increased.

Brokerage commissions will apply to purchases and sales of the Securities in the secondary market. The sale, redemption or maturity of the Securities will generate tax consequences. The trading prices of the Securities will reflect changes in their intrinsic value as well as market supply and demand, among other factors. The trading price of the Securities may also be influenced by changes in the credit rating of Barclays Bank PLC.

Barclays Bank PLC and its affiliates, including Barclays Global Investors, N.A., and its affiliates, and Barclays Capital Inc., and its affiliates do not provide tax advice and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including any attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax-related penalties; and (ii) was written to support the promotion or marketing of the transactions or other matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

©2006 Barclays Global Investors, N.A. All rights reserved. iPath, iPath ETNs and the iPath logo are servicemarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property of their respective owners. 3176-iP-0606 368-7/06

INSTITUTIONAL USE ONLY—NOT FOR PUBLIC DISTRIBUTION

Not FDIC Insured • No Bank Guarantee • May Lose Value

FIND YOUR iPATH 1-877-76-iPATH www.iPathETN.com